                                 Exhibit 99.1

                             FOR IMMEDIATE RELEASE

BOSTON LIFE SCIENCES ANNOUNCES RESULTS OF ITS EXTENSIVE ANALYSIS OF PHASE III
                               THERAFECTIN DATA

Boston MA, January 20, 1998. Boston Life Sciences, Inc. (NASDAQ: BLSI) announced today that, based upon further extensive analysis of data from the Company's recently completed Phase III Rheumatoid Arthritis trial of Therafectin and the input obtained from its special panel of clinical rheumatologists, that the Company intends to seek marketing approval for Therafectin.

"We are very gratified that a significant number of important findings in the analysis of the data as embodied in the medical report of the trial strongly suggest therapeutic efficacy", stated Marc Lanser, MD, Chief Scientific Officer of BLSI. "These findings include the following: Applying the widely-accepted "Paulus" criteria of therapeutic efficacy (at least a 20% improvement in 4 of 6 measures: joint tenderness scores, joint swelling scores, physician's and patient's global assessment, erythrocyte sedimentation rate (ESR), and morning stiffness), there was a highly statistically significant difference in the percentage of Therafectin patients meeting the Paulus criteria for therapeutic efficacy as compared to the percentage of placebo patients meeting the Paulus criteria (p less than 0.02). Among the predefined secondary efficacy variables, the reduction in the number of swollen joints, the ESR results, Functional Class scores, and the CLINHAQ (a quality of life measurement) were all statistically significant in favor of Therafectin. In addition, after withdrawing non-steroidal medication, all clinical secondary variables returned to baseline or better in the Therafectin group, while in the placebo group, these clinical variables remained statistically significantly worse than baseline. Applying the American College of Rheumatology (ACR) "50% improvement" criteria to the number of swollen joints, 36% of Therafectin patients experienced at least a 50% decrease in the number of swollen joints, compared to 23% of placebo patients, a statistically significant difference (p less than 0.04). Finally, in the subgroup of patients (about half the total number) entering the study with greater than the median number of swollen joints (ten), all the primary variables as specified in the trial protocol were statistically significant, as were the secondary variables."

"In our opinion, statistically significant improvement in the important clinical variables related to joint swelling, functional class, and "quality of life" experienced by the Therafectin patients demonstrates the clinical efficacy of Therafectin. Because the beneficial effect is most obvious on joint swelling, we believe that the other improvements are secondary to Therafectin's apparent ability to favorably impact the underlying disease. We are not surprised that patients with more active disease received the greatest overall benefit from the drug, since patients with mild disease have "less room" to improve; therefore any drug effect would be more difficult to demonstrate in mild disease," added Dr. Lanser.

"Our intention to seek marketing approval grows out of the advice we received from an ad hoc panel of clinical rheumatologists that was convened to evaluate the cumulative data on Therafectin and to assess the potential clinical utility of the drug. The consensus of the panel was that the cumulative safety and efficacy data on Therafectin justified its use by clinicians looking for a safe alternative to the other more toxic drugs now being used to treat Rheumatoid Arthritis", stated David Hillson, President and CEO of BLSI. "Based on the favorable data emanating from the trial and the consensus of the Panel, we are looking forward to further early interaction with the FDA following completion of our new data package," added Mr. Hillson.

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to Therafectin, products in clinical trials or in preclinical development by BLSI and its collaborating scientists include Troponin I, a naturally-occurring anti-angiogenesis factor for the potential treatment of solid tumors; AF1 for the potential treatment of stroke and spinal cord injury; Altropane, a radioimaging agent for the diagnosis of Parkinson's Disease; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

This press release contains forward-looking statements regarding the prospects for Therafectin and the timing of regulatory filings. Actual results may vary materially, and there can be no assurance that regulatory approval will be obtained. Among the meaningful factors that could affect the results obtained are the difficulties in preparing for or attaining necessary regulatory approvals and other matters.


For additional information contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200